THE FOLLOWING IS THE TEXT OF A PRESS RELEASE MADE BY THE REGISTRANT ON MARCH 13, 2003:

ADP ANNOUNCES ACCELERATION OF INVESTMENTS IN CORE BUSINESSES;
LOWERS EPS GUIDANCE FOR FISCAL 2003 TO $1.68 - $1.73

         ROSELAND, NJ, March 13, 2003 -- Automatic Data Processing, Inc. (NYSE:ADP), announced today that it is lowering its guidance for fiscal 2003 to the range of $1.68 - $1.73 earnings per share compared with $1.75 last year, and that revenues will be flat with last year, compared with the previous guidance of low single digit revenue and earnings per share growth over fiscal 2002.

         The change in guidance is due, in part, to continued weak economic conditions and their impact on the Employer and Brokerage Services segments, but primarily from an acceleration of activities in three critical areas: 1) increasing investments in highly attractive growth initiatives; 2) cost reductions in selected areas including exiting a few non-performing product lines; and 3) investing in the retention of quality associates.

         Arthur F. Weinbach, chairman and chief executive officer, commented, "We have decided to accelerate investments to enhance our leadership position in a number of our most critical markets despite the current weak environment. Therefore, we will substantially increase our investments in our most promising growth areas, particularly in Employer Services with products like our eXpert services suite, Total Choice and Enterprise.

         "In those areas where growth has been short of our expectations we will reduce or freeze our headcount and improve our productivity. In a very limited number of cases we will aggressively exit non-performing product lines and non-strategic businesses to allow us to focus our resources on more promising growth areas.

         "Retaining our quality associates is critical to our business. We are committed to investing in our associates to ensure our success. We will take actions that positively impact a broad range of associates as we refocus on our Employer of Choice initiatives.

         "While it is premature to discuss the impact of these actions in detail at this time, I estimate we will spend between $150 to $200 million over the next twelve to eighteen months.

         "The most important message here is that ADP is a very strong company with excellent growth prospects. These actions are being taken to strengthen our powerful position and not allow short-term economic weakness to influence our long-term strengths. Most of the issues facing us today are cyclical, and employment, brokerage activity and interest rates will all rebound. ADP's financial strength provides us the ability to invest and compete without waiting for an economic upturn. I am very optimistic about ADP's future and its growth," Mr. Weinbach concluded.

         ADP, with $7 billion in revenues and 500,000 clients, is one of the largest independent computing services firms in the world.

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This release contains "forward-looking statements" based on management's expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ from those expressed. Factors that could cause differences include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes and employee benefits; overall economic trends, including interest rate and foreign currency trends; stock market activity; auto sales and related industry changes; employment levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.